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                                                                     Exhibit 4.8
Unofficial English Translation of:

            ---------------------------------------------------------
                              GUARANTEE AGREEMENT
            ---------------------------------------------------------





                                  concluded on






                             __________________ 2002




                                     between






                                     E.ON AG





                         DEUTSCHE BANK LUXEMBOURG S.A.




                                      and




                      MORGAN STANLEY SENIOR FUNDING, INC.







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Guarantee Agreement between

1. E.ON AG, having its registered office in Dusseldorf, Germany, and being registered under Registration No. HRB 22315 in the Commercial Register of the District Court (Amtsgericht), Dusseldorf, Germany,

                                     - hereinafter referred to as the "SURETY" -


2.       DEUTSCHE BANK LUXEMBOURG S.A.,

                    - hereinafter also referred to as the "SECURITIES MANAGER" -

and

3.       MORGAN STANLEY SENIOR FUNDING, INC.,



- the parties named in paragraphs 2 and 3 above, and the financial service providers who, subsequent to the conclusion of the Loan Agreement and this Guarantee Agreement, will join said Loan Agreement and Guarantee Agreement by concluding a Transfer and Assumption Agreement as per Schedule 9 of the Loan Agreement and who by said Transfer and Assumption Agreement will gain the protection of the guarantee, hereinafter referred to collectively as the "BANKS" -





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RECITAL

A. The Banks and RAG Beteiligungs-GmbH, registered in the Commercial Register in Essen, Germany, under Registration No. HRB 5398 (hereinafter referred to as "BG"), on___________ 2002 entered into an agreement (the "LOAN AGREEMENT"), pursuant to which the Banks agree to grant BG a loan of up to EUR 2 billion. The Loan Agreement is attached as a SCHEDULE to this Guarantee Agreement. The loan will provide part of the financing required for the acquisition by RAG Projektgesellschaft mbH, registered in the Commercial Register in Essen, Germany, under Registration No. HRB 16415 (hereinafter referred to as the "OFFERER"), of a 50.1% stake in Degussa AG, registered in the Commercial Register in Dusseldorf, Germany, under Registration No. HRB 39635 (hereinafter referred to as "DEGUSSA").

B. To secure the debts owed to the Banks under the Loan Agreement, the Offerer transfers as collateral to the Securities Manager those Degussa shares which the Offerer acquires using the loan funds. In an Option Contract entered into by the Surety and the Securities Manager, the Surety has offered to buy from the Securities Manager the Degussa shares which the Offerer transfers to the Securities Manager as collateral. BG pledges to the Banks its right, enforceable against the Securities Manager, to receive payment of the credit balance in Account No. [_________] (hereinafter referred to as the "PLEDGED ACCOUNT") held at Deutsche Bank Luxembourg S.A. (the Securities Manager).

NOW, THEREFORE, in consideration of the above provisions, parties identified herein above agree as follows:



1. DEFINITIONS

In this Guarantee Agreement, the words listed hereunder on the left shall have the meanings opposite them on the right unless some other meaning is apparent from the context of said contract:

"Option Contract"          means the option contract between the Surety and the
                           Banks,  entered into on ________ 2002.



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"Collateral Shares"        means all the Degussa shares held as security
                           by the Securities Manager as at the time when the Banks become entitled to realize them, in accordance with the Security Transfer Agreement and clause
                           10.2.7 of the Loan Agreement.

"Security Transfer         means the contract, entered into by the Offerer and
  Agreement"               the Securities Manager on ____________ 2002, by which
                           the Offerer transfers to the Securities Manager as security for the Banks' claims arising from the Loan
                           Agreement the Degussa shares which the Offerer acquires using the loan funds.

"Realization Event"        refers to the time at which the Banks, in accordance
                           with the Security Transfer Agreement, become entitled to realize the Collateral Shares held by the Securities Manager.



2.       GUARANTEE

2.1. The Surety hereby grants in favor of the Banks a guarantee pursuant to which it assumes primary liability for the present, future, contingent and term-limited debts owed to the Banks arising out of or in relation to the Loan Agreement (the "GUARANTEED DEBTS").

2.2. Notwithstanding anything in clause 2.5 hereof, the guarantee shall be limited as to amount as follows:

         (a) - If the Securities Manager exercises the put option granted to it under the Option Contract, then the guarantee amount shall be limited to the amount of the Guaranteed Debts due and payable at the time when the guarantee is enforced less the purchase price paid pursuant to clause 2.1 (b) of the Option Contract and less the credit balance in the Pledged Account, or

         (b) - If the Securities Manager within three months following the Realization Event realizes the Collateral Shares by means other than exercising its put



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                  option, then the guarantee amount shall be limited to the
                  amount of the Guaranteed Debts due and payable at the time when the guarantee is enforced less the proceeds due to the Securities Manager from the realization of the collateral shares and less the credit balance in the Pledged Account, provided, however, that the total amount thus deducted shall not be less than the (notional) purchase price calculated pursuant to clause 2.1 (b) of the Option Contract as at the time when the collateral shares are realized.

2.3. In the circumstances described in clause 2.2 (a) hereof, the guarantee amount shall be calculated, due and payable on the sixth bank working day following the Security Manager's exercise of its put option and the extinguishment of the last of any rights to withhold payment that E.ON may have against the Securities Manager.

2.4. The Surety shall not be liable under the Guarantee if the Securities Manager does not within three months following the Realization Event either sell the Collateral Shares to the Surety or realize them by other means.

2.5. The amount of the Surety's liability under the Guarantee shall be unlimited if the Surety is insolvent; if a petition for insolvency proceedings is filed against the Surety pursuant to Sections 17 though 19 of the German Insolvency Regulations (InsO)--except in cases where the petition for insolvency proceedings is vexatious or patently unfounded; if the Surety's Board of Management is required by law to file insolvency proceedings pursuant to Sections 17 through 19 of the German Insolvency Regulations (InsO), or if the competent court of jurisdiction orders interim safeguard measures of the type defined by
         Section 21 of the German Insolvency Regulations (InsO).

2.6. The Banks may enforce their claims against the Surety under this Guarantee Agreement only as individual creditors; that is, the Surety shall only be liable to each Bank pro rata that Bank's share of the syndicated loan pursuant to the Loan Agreement.



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3.       WAIVER OF SURETY'S DEFENSES

         The Surety shall remain liable under the Guarantee Agreement even if the Offerer is able to challenge or avoid the transaction underlying the Surety's liability (waiver of the defense of voidability of the underlying transaction pursuant to Section 770(1) of the German Civil Code (BGB)). Furthermore, the Surety is barred from raising the defense that the (Banks can satisfy their claims by offsetting them against a debt they owe to BG if said debt is due and either unchallenged or finally and unappealably proven (waiver of the defense of offset pursuant to Section 770(2) of the German Civil Code (BGB)).



4.       TRANSFERS OF THE BANKS' RIGHTS AND OBLIGATIONS

         Each Bank is entitled to transfer to a third party its rights and obligations hereunder and its rights and obligations under the Loan Agreement according to the terms of said Loan Agreement. All parties to this Contact of Guarantee apart from the Securities Manager hereby authorize the Securities Manager to consent on their behalf to this transfer and assumption of contractual rights and obligations. To this end, the Securities Manager is exempt from the restrictions imposed by
         Section 181 of the German Civil Code (BGB).



5.       NOTIFICATIONS

         All notifications relating to this Guarantee Agreement shall be in writing. To this end, the Banks hereby appoint the Securities Manager as their common authorized receiving agent. Notifications must be delivered in person, or sent via mail or fax either to the addresses listed below or to such alternative addresses as the Parties subsequently indicate by written notice:

         The Surety:         - Rechtsbereich -
                             E.ON-Platz 1


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                                   40479 Dusseldorf, Germany
                                   Fax: +49-211-45 79 588

         The Securities Manager :  Deutsche Bank Luxembourg S.A. - International
                                   Loans and Agency Services -
                                   2, Boulevard Konrad Adenauer
                                   L-1115 Luxembourg
                                   Fax: +352-4 21 22-287



6.       FINAL PROVISIONS

6.1. If any provision of this Guarantee Agreement should be or becomes invalid or unenforceable, then it shall be severed and the remaining provisions shall remain valid and enforceable. The parties shall cure any invalid or unenforceable provision by substituting in its place a valid and enforceable provision which as nearly as possible approximates the spirit and intent underlying the invalid or unenforceable provision. The same shall apply mutatis mutandis in respect of gaps in this Guarantee Agreement.

6.2. Any amendments or additions to this Guarantee Agreement--including amendments and changes to this clause--must be in writing.

6.3. This Guarantee Agreement is governed by the laws of the Federal Republic of Germany. The non-exclusive legal venue is Dusseldorf, Germany.

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For E.ON AG:

Done at_____________, on this day________________ 2002


-------------------------------------
(Name)


For DEUTSCHE BANK LUXEMBOURG S.A.:

Done at_____________, on this day________________ 2002


-------------------------------------
(Name)


For MORGAN STANLEY SENIOR FUNDING, INC.:

Done at_____________, on this day________________ 2002


-------------------------------------
(Name)





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